Exhibit 99.1

FOR IMMEDIATE RELEASE
TUESDAY, DECEMBER 3, 2002

CONTACT:
VIN GUPTA – CHAIRMAN & CHIEF EXECUTIVE OFFICER
Phone: (402) 596-8900 • Fax: (402) 339-0265
E-Mail: vin.gupta@infoUSA.com

LAUREL GOTTESMAN – DIRECTOR, INVESTOR RELATIONS
Phone: (402) 593-4535 • Fax: (402) 339-0265
E-Mail: laurel.gottesman@infoUSA.com

AMY SHELDON – PUBLIC RELATIONS MANAGER
Phone: (650) 473-3605 • Fax: (650) 325-0873
E-Mail: amys@clickaction.com

infoUSA Successfully Completes Acquisition of ClickAction Inc.

Merger Seamlessly Integrates Online and Offline Direct Marketing

(Omaha, Neb.)—infoUSA, (Nasdaq: IUSA) a leading provider of proprietary business and consumer database and sales and marketing solutions, and ClickAction Inc., (Nasdaq SC: CLAC) a leading provider of email marketing automation solutions, today jointly announced that the ClickAction stockholders approved the proposed merger transaction between infoUSA and ClickAction. The transaction will close at the end of business today.

Under the terms of the merger agreement that the firm announced on October 8, 2002, infoUSA will acquire all of ClickAction’s outstanding stock for up to $4.1 million in cash, of which $1.4 million will be paid to its preferred stockholder and the remaining balance, subject to adjustment, will be paid to the common stockholders. The maximum adjustment is $650,000. Based upon 13,401,347 shares outstanding as reported in ClickAction’s most recent quarterly report filed on August 14, 2002, ClickAction’s common stockholders are expected to receive between $0.20 and $0.15 per common share depending on whether and to what extent adjustments are made.

Vin Gupta, Chairman and CEO, infoUSA, stated, “With this acquisition, the combined company will now offer ClickAction’s suite of automated online technology and marketing solutions to millions of infoUSA customers. infoUSA also benefits from the leadership of ClickAction’s experienced management team and growing customer base.”

“This is an important moment not only for infoUSA and ClickAction, but for the industry itself. This merger represents a major step forward in bridging the divide between the online and offline industries because it creates the first truly synergistic marketing solution serving direct marketers,” said George Grant, president and general manager at ClickAction.

About infoUSA
infoUSA (www.infoUSA.com), founded in 1972, is the leading provider of business and consumer information products, database marketing services, data processing services and sales and marketing solutions. Content is the essential ingredient in every marketing program, and infoUSA has the most comprehensive data in the industry, and is the only company to own a proprietary database of 250 million consumers and 14 million businesses under one roof. The infoUSA database powers the directory services of the top Internet traffic-generating sites, including Yahoo! (Nasdaq: YHOO) and America Online (NYSE: AOL). Nearly 4 million customers use infoUSA’s products and services to find new customers, grow their sales, and for other direct marketing, telemarketing, customer analysis and credit reference purposes. infoUSA headquarters are located at 5711 S. 86th Circle, Omaha, NE 68127 and can be contacted at (402) 593-4500.

About ClickAction
ClickAction, Inc. is a leading provider of email marketing automation products and promotional marketing services. ClickAction Email Marketing Automation (EMA) helps marketers design, test, analyze and refine personalized email campaigns that maximize customer value. The ClickAction EMA platform provides customer profile management, powerful rule-based segmentation, campaign analysis, powerful data exchange capabilities, and highly scalable outbound messaging with bounce-back management, all in a Web-based solution. In addition to ClickAction EMA, the company offers a wealth of services for acquiring new opt-in customers. ClickAction is a leader in permission marketing and privacy standards, and is a current member of TRUSTe, an independent, non-profit organization whose mission is to build users’ trust and confidence in the Internet. ClickAction serves the top companies in the retail, catalog, brand, and publishing industries. For more information on ClickAction products and services, visit www.clickaction.com or call 1-800-473-3141.

Statements in this announcement other than historical data and information constitute forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, but are not limited to, recent changes in senior management, the successful integration of recent and future acquisitions, fluctuations in operating results, failure to successfully carry out our Internet strategy or to grow our Internet revenue, effects of leverage, changes in technology and increased competition. More information about potential factors that could affect the company’s business and financial results is included in the companies’ filings with the Securities and Exchange Commission.

ClickAction and infoUSA file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by ClickAction or infoUSA at the SEC public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. ClickAction’s and infoUSA’s filings with the SEC are also available to the public from commercial document-retrieval services and at the web site maintained by the SEC at http://www.sec.gov.